EXHIBIT 10

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (hereinafter "Agreement") is entered into as of the 1st day of December, 2014 with an effective date of December 6, 2015 (the “Effective Date”) by and between Standex International Corporation, a Delaware corporation with executive offices located at 11 Keewaydin Drive, Suite 300, Salem, New Hampshire 03079 (“Standex” or the “Company”) and, John Abbott, an individual residing at 2941 Casco Point Road, Orono, MN  55391, (“Abbott”).

R E C I T A L S

WHEREAS, Abbott and Standex entered into an Amended and Restated Employment Agreement as of August 25, 2010 (the “Employment Agreement”); and

WHEREAS, Abbott has been notified that Abbott's employment with Standex shall terminate effective December 6, 2014 (the "Termination Effective Date"); and

WHEREAS, Abbott shall receive severance benefits as provided for in accordance with the terms of the Employment Agreement which includes a one-year non-competition covenant by Abbott; and

WHEREAS, the parties have agreed to an extension of an additional year of the non-competition covenant by Abbott contained in the Employment Agreement for certain additional consideration.

NOW, THEREFORE, the parties, intending to be legally bound hereby and for good and valuable consideration, the receipt and sufficiency of which are acknowledged, agree as follows:

I.

Standex’s Obligations to Abbott.

In consideration of Abbott's covenants set forth in this Agreement and subject to the provisions of Sections II(b) and/or III below, Standex agrees to pay Abbott compensation in the total gross amount of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (the “Compensation”).  This Compensation shall be paid in equal quarterly installment payments on March 6, 2016, June 6, 2016, September 6, 2016 and December 6, 2016.  No payroll withholdings (including income taxes, FICA or unemployment taxes) shall be made from the compensation to be paid by Standex hereunder.  Abbott shall receive a Form 1099 reflecting the payments hereunder.

II.

Abbott’s Obligation of Non- Competition and Confidentiality.

(a)

Abbott shall not, for a period of one (1) year from the Effective Date, within the United States, directly or indirectly, control, manage, operate, join or participate in the control, management or operation of any business which directly or indirectly competes with any business of the Standex Food Service Group of divisions, subsidiaries or affiliates of Standex as of the time of the Termination Effective Date.  In addition, Abbott agrees that he will not, for a period of one (1) year from the Effective Date of this Agreement, employ, attempt to employ, solicit, utilize the services of, or assist any Competing Business in employing, retaining or utilizing the services of any individual who was an employee of Standex during the twelve (12) months immediately preceding the Effective Date; provided, however, that such solicitation or conduct of business or conduct of communication is only limited to the extent that it is engaged in for purposes which are competitive with or harmful to Standex.

(i)

For purposes of this Agreement, the term "Competing Business" shall mean any business or enterprise engaged in the same or substantially similar business as Standex in which Abbott was involved during his employment, prior to the Termination Effective Date.

(ii)

Abbott acknowledges that the covenants contained in this Section II(a) are necessary and narrowly tailored to protect the Company's legitimate competitive interests, including its trade secrets and customer contacts.  Abbott further agrees that this covenant is reasonable in time and geographic scope.

(iii)

The covenants in this section II(a) are severable and separate, and the enforceability of any specific covenant shall not affect the provisions of any other covenant.  In the event that the provisions of this Section II(a) should ever be deemed by a court of competent jurisdiction to exceed the time, geographic, product or other limitations permitted by applicable law, then those provisions shall be deemed reformed to the maximum extent permitted by law.

(iv)

No provision contained in this section shall restrict Abbott from making investments in other ventures which are not competitive with Standex, or restrict Abbott from engaging in any other such non-competitive business or restrict Abbott from owning less than five (5) percent of the outstanding securities of companies which compete with any present or future business of Standex and which are listed on a national stock exchange or actively traded on the NASDAQ National Market System.

(b)

Abbott further agrees to refrain from activity harmful to or make any disparaging statements concerning Standex, its respective officers, Boards of Directors, attorneys, agents, employees, successors or assigns, either publicly or privately.  In the event that this Section is violated, the Compensation shall immediately cease and may, at Standex’s option, be recovered from Abbott.

(c)

Should Abbott be required by law to disclose any information made confidential by this Agreement, Abbott shall first provide at least ten (10) business days’ written notice to Michael Pattison, Vice President Human Resources, at the address set forth in Section X below, of Abbott’s requirement to do so such that the Company may take any steps it deems necessary to protect the confidentiality of this information.

(d)

Abbott reconfirms and acknowledges that all documents and electronic information related to the business of the Company that Abbott acquired or generated during the period of Abbott’s employment with the Company, and all copies thereof including, but not limited to, handwritten notes, memoranda, computer programs, software, and electronic information, are and shall be the property of the Company.

(e)

Abbott further acknowledges that any confidential information including, but not limited to, trade secrets, know-how, customer lists and/or preferences, truck delivery routes and schedules, marketing strategies, customer and vendor addresses and telephone numbers and contact names, pricing policies, operational methods, technical processes, and other business, financial and personnel information of the Company, including any such information retained in Abbott's memory, that has not previously been released to the public by an authorized representative of the Company ("Confidential Information") cannot be used by Abbott in any way or disclosed to any third party outside of the Company.  By execution of this Agreement, Abbott further agrees not to use any such Confidential Information in any way or disclose any such Confidential Information to any third party outside of the Company.

III.

Harm to Standex Caused by Abbott’s Breach.

(a)

Abbott agrees that the breach or threatened breach of Section II of this Agreement shall cause the Company to suffer irreparable harm.  In addition to all other remedies that the Company may have at law or in equity for breach of this Agreement, the Company shall have the right to injunctive relief.  The Company shall further have the right to rescind this Agreement, including the right to recover all monies paid to Abbott pursuant to the terms set forth in Section I of this Agreement.  The provisions in this Section shall apply only to breaches or threatened breaches of Sections II of this Agreement and shall not apply to the release set forth in Section II(c) hereof.

(b)

In the event that during the severance period contained in the Employment Agreement immediately prior to the Effective Date, Abbott breached his obligations regarding his obligations contained in either the Invention and Trade Secret Agreement dated December 11, 2006, or the non-compete covenant contained in Section 3 of the Employment Agreement, the Company shall have the right to unilaterally rescind this Agreement without further obligations and this Agreement shall become null and void.

IV.

Abbott’s Agreement to Assist Standex.

To the extent reasonably requested by Standex, Abbott covenants and agrees to constructively and actively assist Standex in any litigation, claims, administrative proceedings, governmental or similar investigation and to promptly notify Standex of any such investigation of which Abbott may become aware.

V.

General Terms.

(a)

This Agreement shall be binding upon and inure to the benefit of Standex’s successors and assigns.  This Agreement shall not be assignable by Abbott;

(b)

Abbott has not relied upon any advice whatsoever from Standex or its attorneys as to the taxability, whether pursuant to federal, state or local tax statutes, regulations or otherwise, of the payments or considerations promised hereunder and Abbott is solely responsible and liable for any amount of tax obligations arising from the payment of the sums specified in Section I and all tax obligations, if any, will be paid in full by Abbott.  Abbott agrees to indemnify and hold Standex harmless from and against any and all liabilities arising out of Abbott's failure to comply with this paragraph;

(c)

The boldface titles of paragraphs in this Agreement are for ease of reference only and shall not be considered in interpreting this Agreement.

(d)

This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the State of New Hampshire and no action involving this Agreement may be brought except in either the state or federal courts of New Hampshire.  Abbott hereby waives all objections as to the personal jurisdiction and venue in such courts.

(e)

If any provision of this Agreement, or the application thereof, is held to be invalid, void or unenforceable for whatever reason, the remaining provisions not so declared shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.

(f)

This Agreement shall be deemed drafted by the parties hereto.  The language of all parts of this Agreement shall be construed as a whole, according to their fair meaning and any presumption or other principles that language herein is to be construed against any party shall not apply.

(g)

This Agreement, the Employment Agreement surviving terms and the surviving terms of the Invention and Trade Secret Agreement constitute the sole and entire Agreement between the parties hereto, and supersedes any and all understandings and agreements made prior hereto except as to those agreements or provisions of such agreements regarding confidentiality or non-competition obligations, which agreements or provisions of such agreements shall remain in full force and effect.  Except as stated above, there are no other collateral understandings, representations or agreements other than those contained herein.

IN WITNESS WHEREOF, the undersigned parties have signed this Agreement on the date indicated herein.

STANDEX INTERNATIONAL CORPORATION

/s/  David Dunbar

By:

________________________________

David Dunbar

Title:

President/CEO

Date:

November 14, 2014

/s/  John Abbott

By:

_______________________________

John Abbott

Date:

December 1, 2014